UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 17, 2007

Golf Trust of America, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

001-14494	33-0724736
(Commission File Number)	(IRS Employer Identification No.)

10 North Adger’s Wharf, Charleston, SC	29401
(Address of Principal Executive Offices)	(Zip Code)

(843) 723-4653
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 5.02            Departure of Certain Officers; Election of Directors; Appointment of Certain       Officers; Compensatory Arrangements of Certain Officers

The Company held a Special Meeting of Shareholders relating to a termination of a previously approved Plan of Liquidation and Dissolution on November 8, 2007. Disclosures regarding such Plan of Liquidation were the subject of Form 8-K filed by the Company on November 9, 2007 (the “November 8-K”). Such disclosures related, among a number of other matters, to item 5.02 information addressing the departure of prior management (W. Bradley Blair, II), the addition of new management (Michael C. Pearce, President, CEO), the execution of a termination and consultation agreement (Tracy Clifford, Principal Accounting Officer) and related compensation arrangements as to Mr. Pearce and Ms. Clifford.

In recognition of subsequent events, certain adjustments to the Item 5.02 disclosures are appropriate:

1.              With regard to Mr. Pearce:

•                  Mr. Pearce’s responsibilities have expanded as a result of having been elected Chairman at a meeting of the Company’s Board of Directors held December 17, 2007.

•                  His annual base salary was increased from $144,000 (as more fully described in the November 8-K) to $180,000, effective December 17, 2007.

•                  The other material terms in the Employment Agreement are not expected to change as more fully described in the November 8-K.

•                  A revised Employment Agreement is expected to be formalized by the Company’s Compensation Committee at its next meeting, currently anticipated to be held on or about January 10, 2008.

2.              With regard to Ms. Clifford:

•                  Although  her Severance and Consulting Agreement (as more fully described in the November 8-K) has not yet been revised, Ms. Clifford has agreed to stay on as Chief Financial Officer of the Company.

•                  As a consequence, Ms. Clifford is eligible for a stock option and equity option award.

•                  A revised Employment Agreement is expected to be formalized by the Company’s Compensation Committee at its next meeting, currently anticipated to be held on or about January 10, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Golf Trust of America, Inc.
(Registrant)

Date: December 21, 2007	By:	/s/ Michael C. Pearce
Michael C. Pearce
President and Chief Executive Officer